EXHIBIT 99.2

JONES DAY

NORTH POINT  •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939  •  FACSIMILE: +1.216.579.0212

January 30, 2012

Invesco PowerShares Capital Management LLC

300 West Roosevelt Road

Wheaton, IL 60187

Re: BLDRS Index Funds Trust consisting of four separate and distinct trust portfolios designated as: BLDRS Asia 50 ADR Index Fund, BLDRS Developed Markets 100 ADR Index Fund, BLDRS Emerging Markets 50 ADR Index Fund and BLDRS Europe Select ADR Index Fund

Ladies and Gentlemen:

We are acting as counsel for Invesco PowerShares Capital Management LLC, as sponsor (the “Sponsor”) of the BLDRS Index Funds Trust (hereinafter referred to as the “Trust”), consisting of four separate and distinct funds (each a “BLDRS Index Fund” or a “Fund”) designated as: BLDRS Asia 50 ADR Index Fund, BLDRS Developed Markets 100 ADR Index Fund, BLDRS Emerging Markets 50 ADR Index Fund and BLDRS Europe Select ADR Index Fund. The Trust is filing a Post-Effective Amendment No. 11 to the Trust’s Registration Statement on Form S-6, as amended (Reg. No. 333-84788) (“Post-Effective Amendment No. 11”) with the Securities and Exchange Commission (the “Commission”) on January 30, 2012, in connection with the continued issuance by each BLDRS Index Fund of an indefinite number of units of fractional undivided interest of each such BLDRS Index Fund (hereinafter referred to as the “Shares”) pursuant to Rule 24f-2 promulgated under the provisions of the Investment Company Act of 1940.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Trust Indenture and Agreement, as amended, dated November 8, 2002, and the Standard Terms and Conditions of Trust, as amended, dated November 8, 2002 (together, the “Trust Documents”), both between Nasdaq Global Funds, Inc., the predecessor sponsor to the Sponsor, and The Bank of New York Mellon, as trustee, against payment of the consideration therefor, as provided in the Trust Documents, will be validly issued and purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price of the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

ALKHOBAR • ATLANTA • BEIJING • BOSTON • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DUBAI
FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID • MEXICO CITY
MILAN • MOSCOW • MUNICH • NEW DELHI • NEW YORK • PARIS • PITTSBURGH • RIYADH • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We represent that Post-Effective Amendment No. 11 does not contain disclosures that would render it ineligible to become effective immediately upon filing pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933 (the “Act”).

We hereby consent to the filing of this opinion as Exhibit 99.2 to Post-Effective Amendment No. 11 and to the reference to us under the caption “Legal Opinion” in the prospectus constituting a part of Post-Effective Amendment No. 11.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day